Exhibit 99.1

(1)
Nicholas V. Tompras serves as Chief Executive Officer of ACR Opportunity, L.P. (“ACROPP”). ACROPP, ACR Opportunity Fund (“ACROX”), ACR Equity International Fund (“ACREX”), and certain managed accounts held individually and jointly by Nicholas V. Tompras and Jennifer O. Tompras (the “Managed Accounts”) each hold securities of the Issuer.

Alpine Partners Management, LLC (“APM”) is the general partner of ACROPP. ACR Alpine Capital Research, LLC (“ACR”) serves as the investment manager of ACROPP, ACROX, ACREX, and the Managed Accounts. ACR Alpine Capital Research, LP (“ACRLP”) is the sole member of ACR. ACR Alpine Capital GP, LLC (“ACRGP”) is the general partner of ACRLP. Alpine Investment Management, LLC (“AIM”) is the sole member of ACRGP. Alpine Holdings Corporation (“AHC”) is the sole member of AIM. Nicholas V. Tompras Living Trust 9/23/03, as amended (the “Living Trust”) holds all of the voting capital stock of AHC. Mr. and Mrs. Tompras are each a trustee of the Living Trust.

APM, ACR, ACRLP, ACRGP, AIM, AHC, the Living Trust, and Mr. and Mrs. Tompras each disclaims beneficial ownership of all Class A common stock owned of record by ACROPP, ACROX, and ACREX, except to the extent of any pecuniary interest therein, and the filing of this Form 3 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of the principal office of each reporting person is 190 Carondelet Plaza, Suite 1300, St. Louis, Missouri 63105.